                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                Amendment No. 1


                             INFORMATICA CORPORATION
                             -----------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                   45666Q 10 2
                                   -----------
                                 (CUSIP Number)


                               December 31, 2000
                    ----------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

[X]   Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)


                                Page 1 of 5 Pages
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CUSIP No. 45666Q 10 2                   13G                   Page 2 of 5 Pages

1       NAME OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Diaz Nesamoney
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]

                                                                  (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                USA
--------------------------------------------------------------------------------
                               5   SOLE VOTING POWER
                                      3,993,960
     NUMBER OF
                               -------------------------------------------------
       SHARES                  6   SHARED VOTING POWER
                                      10,664
    BENEFICIALLY
                               -------------------------------------------------
      OWNED BY                 7   SOLE DISPOSITIVE POWER
                                      3,993,960
        EACH
                               -------------------------------------------------
     REPORTING                 8   SHARED DISPOSITIVE POWER
                                      10,664
    PERSON WITH
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                4,004,624
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                5.33%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                IN
--------------------------------------------------------------------------------

                                                               Page 3 of 5 Pages

ITEM 1. (a)    NAME OF ISSUER

               Informatica Corporation

ITEM 1. (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3350 West Bayshore Road, Palo Alto, CA 94301

ITEM 2. (a)    NAME OF PERSON FILING:

               Diaz Nesamoney

ITEM 2. (b)    ADDRESS OF PRINCIPAL OFFICE

               3350 West Bayshore Road, Palo Alto, CA 94301

ITEM 2. (c)    CITIZENSHIP:

               USA

ITEM 2. (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2. (e)    CUSIP NUMBER:

               45666Q 10 2

ITEM 3.        Not applicable.

ITEM 4.        OWNERSHIP

        The following information with respect to the ownership of the Common Stock of the Issuer by the person filing this Statement is provided as of December 31, 2000:

        (a)    Amount Beneficially Owned:

               4,004,624

        (b)    Percent of Class:

               5.33%

                                                               Page 4 of 5 Pages

        (c)    Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote:

                        3,993,960

                (ii)    Shared power to vote or to direct the vote:

                        10,664

                (iii)   Sole power to dispose or to direct the disposition of:

                        3,993,960

                (iv)    Shared power to dispose or to direct the disposition of:

                        10,664

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP

               Not applicable.

ITEM 10.       CERTIFICATION

               Not applicable.



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                                                               Page 5 of 5 Pages

                                    SIGNATURE

        After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                       Date:  February 6, 2001

                                       /s/ Diaz Nesamoney
                                       -----------------------------------------
                                           Diaz Nesamoney